As filed with the Securities and Exchange Commission on August 6, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TRINTECH GROUP PLC

(Exact name of Registrant as specified in its charter)

Republic of Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Trintech Group PLC

Block C, Central Park

Leopardstown

Dublin 18, Ireland

(Address of Registrant’s principal executive offices)

Trintech Group PLC Share Option Plan 2007

Trintech Group PLC Share Option Plan for Directors and Consultants 2007

Trintech Group PLC 2009 Employee Share Purchase Plan

(Full titles of the plans)

John M. Harte

Trintech, Inc.

15851 Dallas Parkway

Suite 900

Addison, Texas 75001

(800) 416-0075

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Steven V. Bernard, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares (1)
To be issued under the Trintech Group PLC Share Option Plan 2007, the Trintech Group PLC Share Option Plan for Directors and Consultants 2007 and/or the Trintech Group PLC 2009 Employee Share Purchase Plan	3,400,000	(2)	$1.04	(3)	$3,536,000	(3)	$197.31	(3)

(1)	American Depositary Shares evidenced by American Depositary Receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to separate Registration Statements on Form F-6 (File Nos. 333-10742 and 333-11672). Each American Depositary Share represents two (2) Ordinary Shares.
(2)	Pursuant to Rule 416, this Registration Statement on Form S-8 shall also cover any additional Ordinary Shares that become issuable under the Trintech Group PLC Share Option Plan 2007, the Trintech Group PLC Share Option Plan for Directors and Consultants 2007 and the Trintech Group PLC 2009 Employee Share Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Trintech Group PLC’s outstanding Ordinary Shares.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, on the basis of $2.08 per share (the average of the high and low trading prices of the Registrant’s American Depositary Shares as reported by the Nasdaq Global Market on August 4, 2009). Each American Depositary Share represents two (2) Ordinary Shares.

Explanatory Note

Trintech Group PLC, an Irish corporation (the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-145642) on August 23, 2007 to register 2,600,000 ordinary shares for issuance under the Registrant’s Share Option Plan 2007 (the “2007 Plan”) and Share Option Plan for Directors and Consultants 2007 (the “2007 Directors and Consultants Plan”).

Subsequently, at successive shareholder meetings, the shareholders of the Registrant approved (i) a new 2009 Employee Share Purchase Plan (the “2009 ESPP”) and (ii) increases in the total number of ordinary shares of the Registrant available for issuance under the 2007 Plan, the 2007 Directors and Consultants Plan and the 2009 ESPP to an aggregate of 6,000,000, an aggregate increase of 3,400,000 ordinary shares.

In accordance with Instruction E to the General Instructions of Form S-8, this Registration Statement is hereby filed (i) to register 3,400,000 ordinary shares for offer or sale pursuant to the 2007 Plan, the 2007 Directors and Consultants Plan and the 2009 ESPP (collectively, the “New Shares”) so that a total of 6,000,000 ordinary shares are registered for offer or sale pursuant to the 2007 Plan, the 2007 Directors and Consultants Plan and the 2009 ESPP and (ii) to pay the registration fee for the New Shares.

The 2009 ESPP was approved and adopted by the Registrant’s Board of Directors on May 26, 2009 and the Registrant’s shareholders on July 23, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the previous Registration Statement on Form S-8 (File No. 333-145642) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement pursuant to Instruction E to the General Instructions of Form S-8. In addition, the following documents and information filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 20-F (File No. 000-30320) for the fiscal year ended January 31, 2009.

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in item 1 above.

3.	The description of the Registrant’s ordinary shares contained in the Registration Statement on Form S-8 (File No. 333-11598) filed on February 29, 2000, and any amendment or report filed with the Commission for the purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s memorandum and articles of association, subject to certain conditions, authorize the Registrant, subject to certain conditions, to indemnify its directors and officers against certain liabilities and expenses incurred by them in connection with claims made by reason of their being directors or officers of the Registrant. Further, Trintech, Inc., a subsidiary of the Registrant, has agreed to indemnify its directors and officers and directors and officers serving at the request of Trintech, Inc. as directors and officers of the Registrant against certain liabilities and expenses incurred by them in connection with claims made by reason of their being such a director or officer.

The Registrant has obtained directors and officers insurance providing indemnification for certain directors, officers, affiliates, partners or employees for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1	Trintech Group PLC Share Option Plan 2007, as amended.

4.2	Trintech Group PLC Share Option Plan for Directors and Consultants 2007, as amended.

4.3	Trintech Group PLC 2009 Employee Share Purchase Plan.

5.1	Opinion of A&L Goodbody, solicitors.

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm.

23.2	Consent of A&L Goodbody (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Republic of Ireland on August 6, 2009.

TRINTECH GROUP PLC

By:	/s/ Cyril P. McGuire
Cyril P. McGuire
Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cyril P. McGuire and Joseph Seery and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on August 6, 2009, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Cyril P. McGuire Cyril P. McGuire	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2009

R. Paul Byrne	President and Director

/s/ Joseph Seery Joseph Seery	Vice President Finance, Group (Principal Financial and Accounting Officer)	August 6, 2009

/s/ Kevin C. Shea Kevin C. Shea	Director	August 6, 2009

/s/ James Mountjoy James Mountjoy	Director	August 6, 2009

/s/ Robert M. Wadsworth Robert M. Wadsworth	Director	August 6, 2009

Trevor D. Sullivan	Director

/s/ John M. Harte John M. Harte	U.S. Representative	August 6, 2009

Index to Exhibits

Exhibit Number	Description of Document
4.1	Trintech Group PLC Share Option Plan 2007, as amended.

4.2	Trintech Group PLC Share Option Plan for Directors and Consultants 2007, as amended.

4.3	Trintech Group PLC 2009 Employee Share Purchase Plan.

5.1	Opinion of A&L Goodbody, solicitors.

23.1	Consent of Ernst & Young, Independent Registered Public Accounting Firm.

23.2	Consent of A&L Goodbody (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement).